Exhibit 99.1

NEWS RELEASE

Media Contact:	Patrick Reynolds
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports 2025 Financial
and Business Results

•Posts Strong 2025 Financial Results
•Announces 2026 Value Creation Initiatives
•Raises Five-Year Capital Plan to $65B
•Issues Robust 2030 EPS Outlook

SAN DIEGO, Feb. 26, 2026 — Sempra (NYSE: SRE) today reported full-year 2025 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $1.80 billion or $2.75 per diluted share, compared to full-year 2024 GAAP earnings of $2.82 billion or $4.42 per diluted share. On an adjusted basis, the company's full-year 2025 earnings were $3.07 billion or $4.69 per diluted share, compared to $2.97 billion or $4.65 per diluted share in 2024.

“In addition to posting strong financial results, we took important steps in 2025 to simplify our business, improve capital efficiency and strengthen our balance sheet,” said Jeffrey W. Martin, chairman and CEO of Sempra. “Taken together, these considerations support an improved outlook for future earnings growth through the end of the decade.”

The company also reported fourth-quarter 2025 GAAP earnings of $352 million or $0.54 per diluted share, compared to fourth-quarter 2024 GAAP earnings of $665 million or $1.04 per diluted share. On an adjusted basis, the company's fourth-quarter 2025 earnings were $841 million or $1.28 per diluted share, compared to $960 million or $1.50 per diluted share in fourth-quarter 2024.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the fourth quarter and full-year 2025 and 2024.

(Dollars and shares in millions, except EPS)	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024

GAAP Earnings	$352	$665	$1,796	$2,817
Impact from regulatory disallowances	432	104	457	104
Impact of Track 2 FD for the first nine months of 2025	28	—	—	—
Retroactive impact of 2024 GRC FD for the first nine months of 2024	—	(22)	—	—
Impact from foreign currency and inflation on monetary positions in Mexico	59	(84)	180	(262)
Net unrealized losses on derivatives	7	13	43	26
Net unrealized gains on interest rate swaps related to Port Arthur LNG Phase 1 project	(9)	(30)	—	(30)
Tax items related to assets held for sale	(28)	—	512	—
Impact from foreign tax credit valuation allowance related to TCJA	—	330	78	330
Earnings from investment in RBS Sempra Commodities LLP	—	(16)	—	(16)
Adjusted Earnings(1)	$841	$960	$3,066	$2,969

Diluted Weighted-Average Common Shares Outstanding	655	641	654	638
GAAP EPS	$0.54	$1.04	$2.75	$4.42
Adjusted EPS(1)	$1.28	$1.50	$4.69	$4.65

(1) See Table A for information regarding non-GAAP financial measures.

2025 Accomplishments
In 2025, Sempra announced an enterprise-wide campaign centered on five strategic initiatives intended to create long-term value for shareholders by simplifying its business model, concentrating investments in its utilities, modernizing operations and enhancing safety and service quality for customers.

Sempra successfully invested approximately $13 billion to modernize energy infrastructure, allocated primarily to its Texas and California utilities. Sempra Texas is also benefiting from improving financial returns, driven by greater capital efficiency at Oncor Electric Delivery Company LLC (Oncor), following implementation of the new Unified Tracker Mechanism in 2025.

To unlock value in its liquified natural gas (LNG) franchise, Sempra entered into a strategic transaction to sell a 45% equity stake in Sempra Infrastructure Partners (SI Partners) to KKR affiliates for $10 billion. As part of Sempra’s broader capital-recycling program, SI Partners entered into a definitive agreement in Q4 2025 to sell Ecogas México, S. de R.L. de C.V. (Ecogas), the fifth largest distribution network in Mexico, for approximately $500 million U.S. dollar-equivalent, resulting in a strong valuation. Both transactions are expected to close Q2 to Q3 of 2026 and are subject to price adjustments, approvals and closing conditions.

Sempra also advanced community safety and operational excellence in 2025, including supporting regulatory improvements such as California Senate Bill 254, which strengthened the long-term stability of the state's wildfire fund and improved liquidity for claims. Also, San Diego Gas & Electric earned the ReliabilityOne® Award for Outstanding Reliability Performance in the Western Region for the 20th consecutive year, highlighting the company’s commitment to operational excellence, system modernization and grid hardening.

2026 to 2030 Plan
Building on the strong foundation set in 2025, Sempra is now advancing a set of complementary initiatives in 2026 to support earnings growth and drive enhanced benefits for customers and communities across its service territories.

Sempra is also excited to announce a company-record, five-year 2026-2030 capital plan of approximately $65 billion, up from the 2025-2029 plan of $56 billion, with over 95% of projected capital expenditures focused on regulated utility investments in Texas and California. Consistent with the commitments made in 2025, the company expects to continue prioritizing the allocation of capital over the next five years to a growing portfolio of investment opportunities in Texas. In addition to the referenced $65 billion capital plan, Sempra also identified an additional $9 billion of potential incremental capital expenditures through 2030 with the majority intended to support Oncor’s continued expansion of its electrical grid.

“The strength of Sempra’s execution in 2025, backed by a portfolio of new investment opportunities principally led by Oncor, has improved our expectation of long-term value creation,” said Martin. “That is why we believe Sempra continues to be a great place to work and grow as we invest for the future.”

Earnings Guidance and 2030 Outlook
Today, Sempra is affirming its full-year 2026 adjusted earnings-per-common share (EPS) guidance range of $4.80 to $5.30, which is not reconcilable to full-year 2026 GAAP EPS guidance range for the reasons described in Table A. Sempra is also announcing a full-year 2027 EPS guidance range of $5.10 to $5.70. In addition, Sempra is issuing full-year 2030 Outlook in an EPS range of $6.70 to $7.50.

Common Dividend
Sempra's board of directors declared a $0.6575 per share quarterly dividend on the company's common stock, which is payable April 15, 2026, to common stock shareholders of record at the close of business on March 19, 2026. The declared quarterly dividend represents an increase of the company's common stock dividend to $2.63 per share, on an annualized basis, from $2.58 per share in 2025.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by visiting the Investors section of the company’s website at sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra’s mission is to build America’s leading utility growth business. As owner of one of the largest energy networks on the continent, Sempra is electrifying and improving energy resilience in California and Texas, the two largest economies in the U.S. The company is recognized as a leader in responsible business practices and for its high-performance culture focused on safety and operational excellence, as demonstrated by Sempra's inclusion in The Wall Street Journal’s Management Top 250 and Fortune’s World’s Most Admired Companies. More information about Sempra is available at sempra.com and on social media @sempra.

###

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “pro forma,” “strategic,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategies, goals, vision, mission, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054 and the wildfire fund continuation account established by California Senate Bill 254, rates from customers or a combination thereof; decisions, disallowances or denials of cost recovery, audits, investigations, inquiries, ordered studies, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) Comisión Nacional de Energía, California Public Utilities Commission (CPUC), U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions such as the planned sale of a portion of our equity interest in Sempra Infrastructure Partners, including risks related to, as applicable, (i) being able to reach a positive final investment decision, (ii) negotiating pricing and other terms in definitive contracts, (iii) completing construction projects or other transactions on schedule and budget, (iv) realizing anticipated benefits from any of these efforts if completed, (v) obtaining regulatory and other approvals and (vi) third parties honoring their contracts and commitments, including with respect to closing or post-closing payments; changes to our capital expenditure plans and their potential impact on rate base or other growth; changes, due to evolving economic, political and other factors, to (i) trade and other foreign policy, including the imposition of tariffs by the U.S. and foreign countries, and (ii) laws and regulations, including those related to tax and the energy industry in the U.S. and Mexico; litigation, arbitration, property disputes and other proceedings; cybersecurity threats, including by nation-state actors, of ransomware or other attacks on our systems, the energy grid or our other infrastructure, or the systems of third parties with which we conduct business; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, which can be affected by, among other things, (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, and (iii) fluctuating interest rates and inflation; the impact of efforts to increase affordability of U.S. utility customer rates on our ability to obtain cost recovery from applicable regulators, our capital expenditure and other growth plans and our ability to advance statewide policies; the impact on affordability of customer rates, cost of capital and operating margin due to (i) volatility in inflation, interest rates, commodity prices, tariff rates, and foreign currency exchange rates and (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California; the impact of climate policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage and transportation capacity, including disruptions caused by failures in the transmission grid or pipeline and storage systems or limitations on the injection and withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, nor are they regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		Years ended December 31,
	2025	2024	2025(1)	2024(1)

REVENUES
Utilities:
Natural gas	$2,124	$2,343	$7,319	$7,141
Electric	1,202	1,027	4,552	4,296
Energy-related businesses	423	388	1,831	1,748
Total revenues	3,749	3,758	13,702	13,185

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(396)	(342)	(1,282)	(1,132)
Cost of electric fuel and purchased power	(120)	(18)	(385)	(245)
Energy-related businesses cost of sales	(46)	(83)	(367)	(380)
Operation and maintenance	(1,350)	(1,465)	(5,281)	(5,336)
Regulatory disallowances	(651)	—	(651)	—
Depreciation and amortization	(608)	(626)	(2,563)	(2,437)
Franchise fees and other taxes	(189)	(178)	(744)	(693)
Other (expense) income, net	(30)	(58)	169	136
Interest income	38	14	103	61
Interest expense	(337)	(105)	(1,532)	(1,049)
Income before income taxes and equity earnings	60	897	1,169	2,110
Income tax benefit (expense)	10	(282)	(701)	(219)
Equity earnings	414	374	1,604	1,609
Net income	484	989	2,072	3,500
Earnings attributable to noncontrolling interests	(135)	(313)	(238)	(638)
Losses attributable to contingently redeemable noncontrolling interest	3	—	3	—
Preferred deemed dividends	—	—	(11)	—
Preferred dividends	—	(11)	(29)	(44)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$352	$665	$1,796	$2,817

Basic earnings per common share (EPS):
Earnings	$0.54	$1.05	$2.75	$4.44
Weighted-average common shares outstanding	653,170	635,144	652,697	633,795

Diluted EPS:
Earnings	$0.54	$1.04	$2.75	$4.42
Weighted-average common shares outstanding	655,040	641,395	653,826	637,943
(1)     Derived from audited financial statements.

SEMPRA
Table A (Continued)

Sempra Adjusted Earnings, Adjusted EPS and Adjusted EPS Guidance Range are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity and interest rate derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS AND ADJUSTED EPS TO SEMPRA GAAP EARNINGS AND GAAP EPS
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2025 and 2024 as follows:

Three months ended December 31, 2025:
▪$(432) million charge from regulatory disallowances related to 2019 through 2024 associated with the final decision (FD) in our 2024 General Rate Case (2024 GRC) Track 2 request (Track 2 FD) at Sempra California
▪$(28) million charge from regulatory disallowances related to the first nine months of 2025 associated with the Track 2 FD at Sempra California
▪$(59) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(7) million net unrealized losses on commodity derivatives
▪$9 million net unrealized gains on interest rate swaps related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)
▪$28 million net income tax benefit as a result of management’s decision to classify Sempra Infrastructure Partners, LP (SI Partners) and Ecogas México, S. de R.L. de C.V. (Ecogas) as held for sale, which such amounts could change in future periods until the dates of sale:
◦$16 million income tax benefit to adjust a Mexican deferred tax liability on our outside basis difference in Ecogas
◦$12 million income tax benefit to adjust deferred income tax liabilities primarily related to the outside basis differences in our investment in SI Partners

Three months ended December 31, 2024:
▪$(104) million impact from regulatory disallowances at Sempra California consisting of:
◦$(89) million charge from the Federal Energy Regulatory Commission (FERC) order finding that the Electric Transmission Owner Formula Rate, effective June 1, 2019 through May 31, 2025 (TO5), adder refund provision had been triggered, requiring Sempra California to refund customers the California Independent System Operator (California ISO) adder retroactively from June 1, 2019
◦$(15) million impairment from disallowed capital costs in the 2024 GRC FD
▪$22 million retroactive impact from the 2024 GRC FD for the first nine months of 2024 at Sempra California
▪$84 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(13) million net unrealized losses on commodity derivatives
▪$30 million net unrealized gains on interest rate swaps related to the PA LNG Phase 1 project
▪$(330) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the Tax Cuts and Jobs Act of 2017 (TCJA)
▪$16 million equity earnings from investment in RBS Sempra Commodities LLP from the substantial dissolution of the partnership

Year ended December 31, 2025:
▪$(457) million impact from regulatory disallowances at Sempra California consisting of:
◦$(432) million charge from regulatory disallowances related to 2019 through 2024 associated with the Track 2 FD
◦$(25) million charge related to the recovery of coronavirus disease 2019 costs
▪$(180) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(43) million net unrealized losses on commodity derivatives
▪$(512) million net income tax expense as a result of management’s decision to classify SI Partners and Ecogas as held for sale, which such amounts could change in future periods until the dates of sale:
◦$(693) million income tax expense to adjust deferred income tax liabilities primarily related to the outside basis differences in our investment in SI Partners
◦$(10) million income tax expense due to the recognition of a Mexican deferred tax liability on our outside basis difference in Ecogas
◦$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment
▪$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the TCJA

Year ended December 31, 2024:
▪$(104) million impact from regulatory disallowances at Sempra California consisting of:
◦$(89) million charge from the FERC order finding that the TO5 adder refund provision had been triggered, requiring Sempra California to refund customers the California ISO adder retroactively from June 1, 2019
◦$(15) million impairment from disallowed capital costs in the 2024 GRC FD
▪$262 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(26) million net unrealized losses on commodity derivatives
▪$30 million net unrealized gains on interest rate swaps related to the PA LNG Phase 1 project
▪$(330) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the TCJA
▪$16 million equity earnings from investment in RBS Sempra Commodities LLP from the substantial dissolution of the partnership

The table below reconciles for historical periods Sempra Adjusted Earnings and Adjusted EPS to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS AND ADJUSTED EPS TO GAAP EPS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Diluted EPS	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Diluted EPS
	Three months ended December 31, 2025					Three months ended December 31, 2024

Sempra GAAP Earnings and GAAP EPS				$352	$0.54				$665	$1.04
Excluded items:
Impact from regulatory disallowances	$605	$(173)	$—	432	0.66	$140	$(36)	$—	104	0.16
Impact of Track 2 FD for the first nine months of 2025	41	(13)	—	28	0.04	—	—	—	—	—
Retroactive impact of 2024 GRC FD for the first nine months of 2024	—	—	—	—	—	(30)	8	—	(22)	(0.03)
Impact from foreign currency and inflation on monetary positions in Mexico	5	83	(29)	59	0.08	2	(125)	39	(84)	(0.13)
Net unrealized losses on commodity derivatives	13	(2)	(4)	7	0.01	27	(5)	(9)	13	0.02
Net unrealized gains on interest rate swaps related to PA LNG Phase 1 project	(57)	3	45	(9)	(0.01)	(212)	11	171	(30)	(0.05)
Tax items related to assets held for sale	—	(36)	8	(28)	(0.04)	—	—	—	—	—
Impact from foreign tax credit valuation allowance related to TCJA	—	—	—	—	—	—	330	—	330	0.52
Earnings from investment in RBS Sempra Commodities LLP	—	—	—	—	—	(19)	3	—	(16)	(0.03)
Sempra Adjusted Earnings and Adjusted EPS				$841	$1.28				$960	$1.50

Weighted-average common shares outstanding, diluted					655,040					641,395

	Year ended December 31, 2025					Year ended December 31, 2024

Sempra GAAP Earnings and GAAP EPS				$1,796	$2.75				$2,817	$4.42
Excluded items:
Impact from regulatory disallowances	$641	$(184)	$—	457	0.70	$140	$(36)	$—	104	0.16
Impact from foreign currency and inflation on monetary positions in Mexico	30	240	(90)	180	0.27	(50)	(336)	124	(262)	(0.41)
Net unrealized losses on commodity derivatives	85	(16)	(26)	43	0.07	51	(8)	(17)	26	0.04
Net unrealized losses (gains) on interest rate swaps related to PA LNG Phase 1 project	3	—	(3)	—	—	(212)	11	171	(30)	(0.05)
Tax items related to assets held for sale	—	516	(4)	512	0.78	—	—	—	—	—
Impact from foreign tax credit valuation allowance related to TCJA	—	78	—	78	0.12	—	330	—	330	0.52
Earnings from investment in RBS Sempra Commodities LLP	—	—	—	—	—	(19)	3	—	(16)	(0.03)
Sempra Adjusted Earnings and Adjusted EPS				$3,066	$4.69				$2,969	$4.65

Weighted-average common shares outstanding, diluted					653,826					637,943
(1)    Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.

SEMPRA
Table A (Continued)

SEMPRA 2026 ADJUSTED EPS GUIDANCE RANGE
We are unable to reconcile Sempra 2026 Adjusted EPS Guidance Range (a non-GAAP financial measure) of $4.80 to $5.30 to Sempra 2026 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP, because we cannot reasonably estimate the forward-looking amount or range of amounts of reasonably estimable GAAP amounts for, or the probable significance of, each of the following future events:
▪impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
▪net unrealized gains and losses on commodity and interest rate derivatives
▪any potential gain from the agreement to sell Ecogas to Gas Natural del Noroeste S.A. de C.V. that was entered into in December 2025, as the purchase price is subject to closing adjustments, post-closing adjustments, and tax items related to our outside basis difference in Ecogas, all of which are subject to adjustments based on changes in carrying value, foreign exchange rates and inflation until the date of sale
▪any potential gain from the agreement to sell an equity interest in SI Partners to the KKR Partners that was entered into in September 2025, as the purchase price is subject to closing adjustments, post-closing adjustments, and tax items related to our outside basis difference in SI Partners, all of which are subject to adjustments based on changes in carrying value, foreign exchange rates and inflation until the date of sale

SEMPRA
Table B

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	December 31,
	2025(1)	2024(1)

ASSETS
Current assets:
Cash and cash equivalents	$29	$1,565
Restricted cash	2	21
Accounts receivable – trade, net	1,767	1,983
Accounts receivable – other, net	157	397
Due from unconsolidated affiliates	—	13
Income taxes receivable	71	90
Inventories	561	559
Regulatory assets	761	60
Greenhouse gas allowances	203	217
Assets held for sale	31,024	—
Other current assets	262	380
Total current assets	34,837	5,285

Other assets:
Restricted cash	—	3
Regulatory assets	3,868	3,937
Greenhouse gas allowances	1,221	845
Nuclear decommissioning trusts	899	875
Dedicated assets in support of certain benefit plans	605	585
Deferred income taxes	10	172
Right-of-use assets – operating leases	1,262	1,177
Investment in Oncor Holdings	17,472	15,400
Other investments	147	2,534
Goodwill	—	1,602
Other intangible assets	—	292
Wildfire fund	246	262
Other long-term assets	1,300	1,749
Total other assets	27,030	29,433
Property, plant and equipment, net	49,011	61,437
Total assets	$110,878	$96,155
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	December 31,
	2025(1)	2024(1)

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term debt	$4,166	$2,016
Accounts payable – trade	1,461	2,238
Accounts payable – other	203	208
Due to unconsolidated affiliates	8	—
Dividends and interest payable	770	773
Accrued compensation and benefits	521	558
Regulatory liabilities	3	141
Current portion of long-term debt and finance leases	1,876	2,274
Greenhouse gas obligations	203	217
Liabilities held for sale	11,704	—
Other current liabilities	979	1,251
Total current liabilities	21,894	9,676

Long-term debt and finance leases	28,979	31,558

Deferred credits and other liabilities:
Due to unconsolidated affiliates	—	352
Regulatory liabilities	4,250	3,817
Greenhouse gas obligations	957	506
Pension and other postretirement benefit plan obligations, net of plan assets	124	168
Deferred income taxes	6,127	5,845
Asset retirement obligations	3,743	3,737
Deferred credits and other	2,805	2,708
Total deferred credits and other liabilities	18,006	17,133

Contingently redeemable noncontrolling interest	3,206	—

Equity:
Sempra shareholders’ equity	31,594	31,222
Preferred stock of subsidiary	20	20
Other noncontrolling interests	7,179	6,546
Total equity	38,793	37,788
Total liabilities, contingently redeemable noncontrolling interest, and equity	$110,878	$96,155
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Years ended December 31,
	2025(1)	2024(1)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,072	$3,500
Adjustments to reconcile net income to net cash provided by operating activities	2,348	926
Net change in working capital components	(1,255)	(462)
Distributions from investments	1,120	1,093
Changes in other noncurrent assets and liabilities, net	280	(150)
Net cash provided by operating activities	4,565	4,907

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(10,612)	(8,215)
Expenditures for investments	(2,015)	(988)
Distributions from investments	—	9
Purchases of nuclear decommissioning and other trust assets	(1,031)	(889)
Proceeds from sales of nuclear decommissioning and other trust assets	1,098	942
Other	23	23
Net cash used in investing activities	(12,537)	(9,118)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,603)	(1,499)
Preferred dividends paid	(40)	(44)
Redemption of preferred stock	(900)	—
Issuances of common stock, net	32	1,219
Repurchases of common stock	(58)	(43)
Issuances of debt (maturities greater than 90 days)	11,282	8,674
Payments on debt (maturities greater than 90 days) and finance leases	(5,220)	(3,339)
Increase (decrease) in short-term debt, net	1,262	(557)
Advances from unconsolidated affiliates	150	85
Contributions from contingently redeemable noncontrolling interest, net of transaction costs	5,294	—
Proceeds from investor equity subscription	106	—
Contributions from noncontrolling interests	327	1,235
Distributions to noncontrolling interests	(609)	(297)
Termination of interest rate swaps	—	46
Other	(93)	(56)
Net cash provided by financing activities	9,930	5,424

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	(13)

Increase in cash, cash equivalents and restricted cash	1,963	1,200
Cash, cash equivalents and restricted cash, January 1	1,589	389
Cash, cash equivalents and restricted cash, December 31	$3,552	$1,589
(1)     Derived from audited financial statements.

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES
(Dollars in millions)
	Three months ended December 31,		Years ended December 31,
	2025	2024	2025(1)	2024(1)
EARNINGS (LOSSES) ATTRIBUTABLE TO COMMON SHARES
Sempra California	$75	$701	$1,428	$1,846
Sempra Texas Utilities	201	135	861	781
Sempra Infrastructure	202	259	(160)	911
Segment earnings attributable to common shares	478	1,095	2,129	3,538
Parent and other	(126)	(430)	(333)	(721)
Sempra earnings attributable to common shares	$352	$665	$1,796	$2,817
CAPITAL EXPENDITURES FOR PROPERTY, PLANT AND EQUIPMENT
Sempra California	$1,209	$1,424	$4,543	$4,753
Sempra Infrastructure	2,200	1,026	6,063	3,459
Segment totals	3,409	2,450	10,606	8,212
Parent and other	2	—	6	3
Total Sempra	$3,411	$2,450	$10,612	$8,215
CAPITAL EXPENDITURES FOR INVESTMENTS
Sempra Texas Utilities	$523	$398	$2,013	$976
Sempra Infrastructure	—	2	2	12
Total Sempra	$523	$400	$2,015	$988
(1)     Derived from audited financial statements.

SEMPRA
Table D (Continued)

RECONCILIATION OF SEMPRA'S CAPITAL PLAN TO PROJECTED FUTURE CAPITAL EXPENDITURES
(Dollars in billions)
	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Total Sempra
	Capital Plan for 2026 – 2030(1)
Projected future capital expenditures for PP&E and investments – GAAP	$23.5	$11.1	$4.1	$38.7
Capital expenditures to unconsolidated entities(2)	—	(11.1)	(2.6)	(13.7)
Capital expenditures at unconsolidated entities(3)	—	38.2	2.7	40.9
Capital expenditures attributable to NCI owners(4)	—	—	(1.0)	(1.0)
Capital Plan	$23.5	$38.2	$3.2	$64.9

Percentage of projected future capital expenditures for PP&E and investments – GAAP	61%	29%	10%	100%
Percentage of Capital Plan	36%	59%	5%	100%

	Capital Plan for 2025 – 2029(1)
Projected future capital expenditures for PP&E and investments – GAAP	$22.4	$8.1	$10.9	$41.4
Capital expenditures to unconsolidated entities(2)	—	(8.1)	—	(8.1)
Capital expenditures at unconsolidated entities(3)	—	29.1	0.1	29.2
Capital expenditures attributable to NCI owners(4)	—	—	(7.0)	(7.0)
Capital Plan	$22.4	$29.1	$4.0	$55.5

Percentage of projected future capital expenditures for PP&E and investments – GAAP	54%	20%	26%	100%
Percentage of Capital Plan	40%	53%	7%	100%

Projected future capital expenditures for PP&E and investments growth rate – GAAP (2025 – 2029 to 2026 – 2030)				(7)%
Capital Plan growth rate (2025 – 2029 to 2026 – 2030)				17%

			Total Sempra
			Capital Plan for 2026(1)
Projected future capital expenditures for PP&E and investments – GAAP			$8.6
Capital expenditures to unconsolidated entities(2)			(2.8)
Capital expenditures at unconsolidated entities(3)			7.9
Capital expenditures attributable to NCI owners(4)			(1.0)
Capital Plan			$12.7
(1)    All projects in progress and future projects are subject to a number of risks and uncertainties. Sempra's Capital Plan and expectations regarding potential increases to its capital requirements are based on a number of assumptions, the failure of which to be accurate could materially impact Sempra's actual Capital Plan. Sempra's Capital Plan assumes Sempra's 70% consolidated ownership of SI Partners for the first three months of 2026 and 25% thereafter, which represents Sempra's remaining interest under the equity method upon completion of the sale of a 45% equity interest in SI Partners. Sempra’s Capital Plan is considered by management to be an operating measure.
(2)    Represents Sempra's projected future capital contributions to unconsolidated equity method investees.
(3)    Represents Sempra's proportionate ownership interest in projected capital expenditures at unconsolidated equity method investees.
(4)    Represents NCI's proportionate ownership interest in projected capital expenditures at Sempra and at unconsolidated equity method investees.

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended December 31,		Years ended or at December 31,
	2025	2024	2025	2024

UTILITIES
Sempra California
Gas sales (Bcf)(1)	86	95	333	349
Transportation (Bcf)(1)	119	141	505	560
Total deliveries (Bcf)(1)	205	236	838	909

Total gas customer meters (thousands)			7,131	7,132

Electric sales (millions of kWhs)(1)	740	754	2,885	3,207
Community Choice Aggregation and Direct Access (millions of kWhs)	3,616	3,461	13,903	13,484
Total deliveries (millions of kWhs)(1)	4,356	4,215	16,788	16,691

Total electric customer meters (thousands)			1,548	1,532

Oncor Electric Delivery Company LLC (Oncor)(2)
Total deliveries (millions of kWhs)	40,782	38,827	172,775	162,691
Total electric customer meters (thousands)			4,111	4,046

Ecogas
Natural gas sales (Bcf)	1	1	4	4
Natural gas customer meters (thousands)			169	163

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	985	964	3,464	3,675
Wind and solar (millions of kWhs)(1)	565	594	2,796	2,888
(1)     Includes intercompany sales.
(2)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.